NIKE, INC.
OPTION AGREEMENT
Pursuant to the Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), the Company grants to the individual listed below (the “Participant”) the right and the option (the “Option”) to purchase all or any part of the total shares of the Company’s Class B Common Stock (“Shares”) granted per the terms and conditions of this agreement between the Company and the Participant (this “Agreement”). By accepting this Option grant, the Participant agrees to all of the terms and conditions of the Plan, the Agreement and any Appendices included with the Agreement. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
1.    Grant Terms.

Grant Terms	Grant Details
Participant
Type of Option
Shares
Grant Date
Exercise Price
Expiration Date
The Option will vest on the date(s) shown below with respect to the [number] [percentage] of Shares opposite such date(s):

Shares	Vesting Dates

2.    Termination of Employment or Service. Except as provided in this Section 2, the Option may not be exercised unless at the time of exercise the Participant is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the Grant Date. For purposes of this Agreement, the Participant is considered to be employed by or in the service of the Company if the Participant is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”). If the Participant’s employment or service with the Company terminates without Cause for any reason other than the reasons specified in the subsections below, the Option may be exercised at any time before the Expiration Date or the expiration of three (3) months after the date of termination (the “Cancellation Date”), whichever is the shorter period, but only if and to the extent the Participant was entitled to exercise the Option on the date of termination. To the extent that following termination of employment or service, the Option is not exercised within the applicable periods set forth in this Section 2, all further rights to purchase Shares pursuant to the Option shall terminate and be forfeited.

a)
Death or Disability. If the Participant’s employment or service with the Company terminates because of death or total disability (within the meaning of Section 22(e)(3) of the Code), the Option shall, following the receipt and processing by the Company of any necessary and appropriate documentation in connection with the Participant’s termination (the “Processing Period”), become exercisable in full and may be exercised at any time before the first to occur of (i) the Expiration Date and (ii) the date that is four (4) years after the date of termination.

b)
Normal Retirement. If the Participant’s employment or service with the Company terminates because of the Participant’s “normal retirement”, as defined in the Plan, before the first anniversary of the Grant Date, the Option shall immediately terminate and be forfeited. If the Participant’s employment or service with the Company terminates because of the Participant’s normal retirement on or after the first anniversary of the Grant Date, the Option shall, following the Processing Period, vest in full and may be exercised at any time before the first to occur of (i) the Expiration Date and (ii) the date that is four (4) years after the date of termination. As set forth in the Plan, “normal retirement” applies when the Participant is at least sixty (60) years of age with five years of service with the Company.

c)
Early Retirement. If the Participant’s employment or service with the Company terminates because of the Participant’s “early retirement”, as defined in the Plan, before the first anniversary of the Grant Date, the Option shall immediately terminate and be forfeited. If the Participant’s employment or service with the Company terminates because of the Participant’s early retirement on or after the first anniversary of the Grant Date, the Option shall continue to vest according to the schedule specified in this Agreement with no forfeiture of any portion of the Option resulting from such termination, and the Option may be exercised at any time before the first to occur of (i) the Expiration Date and (ii) the date that is four (4) years after the date of termination. As set forth in the Plan, “early retirement” applies when the Participant is at least fifty-five (55) years of age with five years of service with the Company.

d)
Absence on Leave. Absence on leave or on account of illness or disability under rules established by the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) shall not be deemed an interruption of employment or service.

e)	Change in Control. In the event of a Change in Control, treatment shall be pursuant to the terms provided in the Plan.
3.    Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any Shares underlying the Option until the date the Participant becomes the holder of record of those Shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Participant becomes the holder of record.
4.     Clawback. The Company may require the Participant to deliver or otherwise repay to the Company the Option and any Shares or other amount or property that may be issued, delivered or paid in respect of the Option, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, as follows:

a)
If, during the period of the Participant’s employment or service with the Company or an Employer (the “Employment Period”) or at any time thereafter, the Participant has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries or otherwise has breached any employee invention and secrecy agreement or similar agreement with the Company or any of its subsidiaries;

b)
If, during the Employment Period or at any time thereafter, the Participant has committed or engaged in an act of theft, embezzlement or fraud, breached any covenant not to compete or non-solicitation or non-disclosure agreement or similar agreement with the Company or any of its subsidiaries, or materially breached any other agreement to which the Participant is a party with the Company or any of its subsidiaries;

c)	Pursuant to any applicable securities, tax or stock exchange laws, rules or regulations relating to the recoupment or clawback of incentive compensation, as in effect from time to time; or

d)
Pursuant to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect on the Grant Date, or such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee.

e)
If, during the Employment Period or the one (1) year period thereafter (the “Restriction Period”), the Participant, directly or indirectly, owns, manages, controls or participates in the ownership, management or control of, or becomes employed by, consults for or becomes connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of the Company or any of its parent, subsidiaries or affiliated corporations (a “Competitor”). The Company has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor.

5.    Exercise of Option.

a)
Method of Exercise. Subject to Section 5(b), the Option may be exercised from time to time, to the extent then vested, only by notice in writing from the Participant to the Company, or a broker designated by the Company, of the Participant’s binding commitment to purchase Shares, specifying the number of Shares the Participant desires to purchase under the Option and the date on which the Participant agrees to complete the transaction and, if required to comply with the U.S. Securities Act of 1933, as amended, containing a representation that it is the Participant’s intention to acquire the Shares for investment and not with a view to distribution (the “Exercise Notice”). On or before the date specified for completion of the purchase, the Participant must pay the Company the full exercise price of those Shares by any of the following methods at the election of the Participant: (a) cash payment by wire transfer; (b) delivery of an Exercise Notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds required to pay the full exercise price; (c) if allowed by the Committee, withholding by the Company of Shares otherwise issuable upon exercise; or (d) a combination of (a), (b) and/or (c). Unless the Committee determines otherwise, no Shares shall be issued upon exercise of the Option until full payment for the Shares has been made, including all taxes (as set forth in Section 7 below) that the Company and/or Employer have to withhold.

b)
Deemed Exercise. Notwithstanding Section 5(a), the Participant acknowledges that, except as otherwise provided in Appendix B or determined by the Committee, any portion of the Option that has vested and is exercisable immediately prior to the Expiration Date or Cancellation Date shall be deemed to have been exercised by the Participant at such time, provided (i) the Participant has accepted the Option and this Agreement, (ii) the fair market value of one Share exceeds the exercise price per Share, and (iii) the Option remains outstanding on the last day of its full term. For the avoidance of doubt, the Option that terminates upon the Cancellation Date, shall be deemed to have remained outstanding on the last day of its full term for purposes of clause (iii) in the preceding sentence. In the event the Option is exercised pursuant to this Section 5(b), the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total exercise price and any withholding (as set forth in Section 7).
6.    Nontransferability. The Option is nonassignable and nontransferable by the Participant, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Participant’s domicile at the time of death, and during the Participant’s lifetime, the Option is exercisable only by the Participant.
7.    Responsibility for Taxes. The Participant shall, immediately upon notification of the amount due, if any, pay to the Company by wire transfer, or irrevocably instruct a broker to pay from stock sales proceeds, amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of the Option or as a result of the disposition of Shares acquired pursuant to exercise of the Option) beyond any amount deposited before delivery of the Shares, the Participant shall pay such amount to the Company, by wire transfer, on demand. If the Participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Participant, including salary, subject to applicable law.
8.    Changes in Capital Structure. If the outstanding Shares are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the Option, and the exercise price for shares subject to the Option, so that the Participant’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
9.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
10.    Additional Company Provisions.

a)
Conditions on Obligations. The Company shall not be obligated to issue Shares upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable U.S. or non-U.S. state or federal laws or regulations, including securities laws or exchange control regulations.

b)
Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

c)
Amendments. The Company may at any time amend this Agreement, provided that no amendment that adversely impacts the rights of the Participant under this Agreement may be made without the Participant’s written consent.

d)
Committee Determinations. The Participant agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder or hereunder.

e)
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

f)
Governing Law; Attorneys’ Fees. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Oregon. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of, and agree that such litigation shall exclusively be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this grant is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

11.    Additional Participant Provisions

a)
No Right to Employment or Service. Nothing in the Plan or this Agreement shall (i) confer upon the Participant any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the Participant’s employment at will at any time, for any reason, with or without Cause, or to decrease the Participant’s compensation or benefits, or (ii) confer upon the Participant any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer. The determination of whether to grant any option under the Plan is made by the Company in its sole discretion. The grant of the Option shall not confer upon the Participant any right to receive any additional option or other award under the Plan or otherwise.

b)
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

c)
Transfer of Rights and Benefits; Successors. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company’s successors and assigns. Subject to the restrictions on transfer of this Agreement, this Agreement shall be binding upon the Participant’s heirs, executors, administrators, successors and assigns.

12.    Appendices A and B. Notwithstanding any provisions in this Agreement, if the Participant is a resident of any country other than the United States, the Option grant shall be subject to the special terms and conditions set forth in the Appendix A to this Agreement and any country-specific terms and conditions for the Participant’s country set forth in Appendix B to this Agreement. Moreover, if the Participant relocates outside of the United States to one of the countries included in Appendix B, or from one such country to another such country, the special terms and conditions for all non-U.S. participants and for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendices A and B constitute part of this Agreement.
13.    Complete Agreement. This Agreement, including the Appendices A and B, and the Plan constitute the entire agreement between the Participant and the Company, both oral and written, concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 10(b) above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.

APPENDIX A
TO THE

OPTION AGREEMENT
SPECIAL TERMS AND CONDITIONS FOR NON-U.S. participants
This Appendix A includes additional terms and conditions that govern Options for Participants residing outside of the United States. Capitalized terms not explicitly defined in this Appendix A but defined in the Agreement shall have the same definitions as in the Agreement.

1.Nature of Grant. In accepting the Option, the Participant understands, acknowledges and agrees that:
1.1the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
1.2the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
1.3all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;
1.4the Option and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company;
1.5the Participant is voluntarily participating in the Plan;
1.6the Option and the Shares underlying the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;
1.7the Option and the Shares underlying the Option, and the income from and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
1.8unless otherwise agreed with the Company, the Option and Shares underlying the Option, and the income from and value of same, are not granted for, or in connection with, any service the Participant may provide as a director of any parent or subsidiary corporation of the Company;
1.9the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
1.10if the underlying Shares do not increase in value, the Option will have no value;
1.11if the Participant exercises the Option, the value of Shares acquired upon exercise may increase or decrease in value, even below the exercise price;
1.12no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the Option grant, the Participant agrees not to institute any claim against the Company, any parent or subsidiary corporation, including the Employer;
1.13unless otherwise provided in the Plan or by the Company in its discretion, the Shares and benefits evidenced by this Agreement do not create any entitlement to have the Shares or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporation transaction affecting the Shares; and
1.14neither the Company, the Employer nor any parent or other subsidiary corporation of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
2.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any parent or subsidiary corporation for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to E*TRADE Corporate Financial Services, Inc. and any of its affiliated companies (“E*TRADE”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
Upon request of the Company or the Employer, the Participant agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
3.Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
4.Exception to Retirement Provisions. If the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant's country that would likely result in the favorable retirement treatment under Sections 2(b) and 2(c) of the Agreement being deemed unlawful and/or discriminatory, then the Company will not apply Sections 2(b) and 2(c) of the Agreement at the time of the Participant’s termination of employment or service.
5.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, or broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell, or attempt to sell, or otherwise dispose of Shares or rights to Shares (e.g., Options), or rights linked to the value of Shares, during such times as the he or she is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions, including the United States and the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the applicable Company Insider Trading Policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
6.Foreign Asset/Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

APPENDIX B
TO THE

OPTION AGREEMENT
COUNTRY-SPECIFIC TERMS FOR NON-U.S. PARTICIPANTS
This Appendix B includes additional terms and conditions that govern Options for Participants residing and/or working outside of the United States in the countries below. Capitalized terms not explicitly defined in this Appendix B but defined in the Agreement shall have the same definitions as in the Agreement.
This Appendix B also includes information regarding certain issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Participant exercises the Option or sells Shares acquired upon exercise of the Option.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to a particular situation.
Further, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers employment and/or residency after the Option is granted or is considered resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner, and the Company shall determine, in its sole discretion, to what extent the additional terms and conditions included herein shall apply to the Participant.
Finally, the Company may, at any time and at its own discretion, restrict the available methods of exercising the Option/paying the exercise price or direct the repatriation of the proceeds of the sale of Shares acquired upon exercise of the Option if it deems it advisable for legal or administrative reasons.

ARGENTINA
Notifications
Securities Law Information. Shares of the Company are not publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. The Participant is solely responsible for complying with any applicable exchange control rules and should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to exercising the Option or receiving proceeds from the sale of Shares acquired upon exercise of the Option or from the payment of any dividends.
Foreign Asset/Account Reporting Information. If the Participant holds Shares (acquired upon exercise of the Option or otherwise) as of December 31, the Participant is required to report certain information regarding the Shares on his or her annual tax return.
AUSTRALIA
Terms and Conditions
Data Privacy. This provision supplements Section 2 of Appendix A:
The Company can be contacted at One Bowerman Drive, Beaverton OR, 97005, U.S.A. The Australian Employer can be contacted at NIKE Australia Pty. Ltd., 28 Victoria Crescent, PO Box 443, Abbotsford VIC 3067, Australia or Hurley Australia Pty. Ltd., 24 Cross Street, Brookvale NSW 2100, Australia, as applicable.
The Participant’s Data will be held in accordance with the Company’s privacy policy, a copy of which can be obtained by contacting the Company or the Australian Employer at the address listed above. The Company’s privacy policy contains, among other things, details of how the Participant can access and seek correction of Data held in connection with this Agreement.
The Participant understands and agrees that Data may be transferred to recipients located outside of Australia, including the United States and any other country where the Company has operations.
Breach of Law. Notwithstanding anything else in the Plan or the Agreement, the Participant will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.
Notifications
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Participant.
Securities Law Information. If the Participant acquires Shares upon exercise of the Option and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
AUSTRIA
Notifications
Exchange Control Information. If the Participant holds Shares obtained through the Plan outside of Austria, the Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. If quarterly reporting is required, the reports must be filed by the fifteenth day of the month following the last day of the respective quarter. The annual reporting date is as of December 31 and the deadline for filing the annual report is January 31 of the following year.
When shares are sold or cash dividends received, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Participant’s accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
BELGIUM
Notifications
Taxation of Option. The Option must be accepted in writing either (i) within 60 days of the offer (for tax at offer), or (ii) after 60 days of the offer (for tax at exercise). The Participant should consult his or her personal tax advisor regarding the tax consequences of accepting the offer.
Foreign Asset/Account Reporting Information. Belgium residents are required to report any securities held (including Shares) or bank or brokerage accounts opened and maintained outside Belgium on their annual tax returns. In a separate report, Belgium residents are also required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations.
Stock Exchange Tax. From January 1, 2017, a stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as E*TRADE. The stock exchange tax likely will apply when Shares are sold. The Participant should consult with his or her personal tax advisor for additional details on his or her obligations with respect to the stock exchange tax.
BRAZIL
Terms and Conditions
Compliance with Law. By accepting the Option, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of shares issued upon exercise of the Option.
Labor Law Acknowledgment. By accepting and/or exercising the Option, the Participant agrees that (i) the Participant is making an investment decision, (ii) the Participant may exercise the Option only if the vesting conditions are met and (iii) the value of the underlying shares is not fixed and may increase or decrease in value without compensation.

Notifications
Exchange Control Information. Brazilian residents are required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Quarterly reporting is required if such amount exceeds US$100,000,000. Assets and rights that must be reported include shares issued upon exercise of the Option.
Tax on Financial Transaction (IOF). Payments to foreign countries (including the payment of the exercise price price) and repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.
CANADA
Terms and Conditions

Termination of Employment. This provision replaces the third sentence of the first paragraph of Section 2 of the Agreement:
For purposes of the Option, except as provided in this Section 2, in the event of termination of the Participant’s employment or service, the Participant’s right to vest in the Option, if any, will terminate as of the date of termination and the Option and the Participant’s right to exercise the Option after termination of employment or service, if any, will be measured by the date of termination; provided however that the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) may determine, in its sole discretion, that if the Participant’s termination is due to any reason other than the total disability, death or normal or early retirement (whether or not late found to be invalid or in breach of employment laws where the Participant is providing services or the terms of the Participant’s employment or service agreement, if any) vesting will cease on and the Participant’s right to exercise the Option will be measured by the date that is the earlier of: (1) the date the Participant’s employment or service relationship is terminated, (2) the date the Participant receives notice of termination of employment or service, or (3) the date the Participant is no longer actively employed by or in service regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law).
Method of Exercise. Notwithstanding anything to the contrary in the Plan or this Agreement, the Participant will not be permitted to pay the exercise price or any Tax-Related Items by delivery to the Company, or attestation to the Company of ownership, of other Shares, or by using a “net exercise” arrangement.
No Deemed Exercise. Section 5(b) of the Agreement shall not apply to the Participant, unless otherwise determined by the Committee. Instead, any portion of the Option that remains outstanding as of the expiration date shall expire and be forfeited as of such date.
The following provisions will apply if the Participant is a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. This provision supplements Section 2 of Appendix A:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any subsidiary or affiliate and the Committee to disclose and discuss the Option with their advisors. The Participant further authorizes the Company and any subsidiary or affiliate to record such information and to keep such information in the Participant’s employee file.
Notifications
Securities Law Information. The Participant will not be permitted to sell or otherwise dispose of the Shares acquired upon exercise of the Option within Canada. The Participant will be permitted to sell or dispose of such shares only if such sale or disposal takes place outside of Canada through the facilities of the stock exchange on which the Shares are traded (i.e., the New York Stock Exchange).
Foreign Asset/Account Reporting Information. If the total value of the Participant’s foreign property exceeds C$100,000 at any time during the year, the Participant must report all of his or her foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. Foreign property includes Shares acquired under the Plan and may include the Option. The Option must be reported--generally at a nil cost--if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would normally equal the fair market value of the Shares at exercise, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares. The Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
CHILE
Notifications

Securities Law Information. The offer of the Option constitutes a private offering in Chile effective as of the Grant Date. The offer of the Option is made subject to general ruling n° 336 of the Chilean Superintendence of Securities and Insurance (“SVS”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and, therefore, such securities are not subject to oversight of the SVS. Given that the Option is not registered in Chile, the Company is not required to provide information about the Option or Shares in Chile. Unless the Option and/or the Shares are registered with the SVS, a public offering of such securities cannot be made in Chile.
Esta oferta de las Opciónes se considera una oferta privada in Chile efectiva a partir de la Fecha de la Concesión. Esta oferta de las Opciónes se hace sujeta a la regla general no. 336 de la Superintendencia de Valores y Seguros chilena (“SVS”). La oferta se refiere a valores no inscritos en el registro de valores o en el registro de valores extranjeros de la SVS y, por lo tanto, tales valores no están sujetos a la fiscalización de ésta. Dado que las Opciónes no están registradas en Chile, no se requiere que la Compañía provea información sobre las Options o acciones en Chile. A menos que las Opciónes y/o acciones estén registradas con la SVS, una oferta pública de tales valores no puede hacerse en Chile.
Exchange Control Information. It is the Participant’s responsibility to make sure that the Participant complies with exchange control requirements in Chile when the value of his or her Option transaction is in excess of US$10,000, regardless of whether the Participant exercises his or her Option through a cash exercise or cashless method of exercise.
If the Participant uses the cash exercise method to exercise his or her Option and the Participant remits funds in excess of US$10,000 out of Chile, the remittance must be made through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office). In such case, the Participant must provide to the bank or registered foreign exchange office certain information regarding the remittance of funds (e.g., destination, currency, amount, parties involved, etc.).
If the Participant exercises his or her Option using a cashless exercise method and the aggregate value of the purchase price exceeds US$10,000, the Participant must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within 10 days of the exercise date.
The Participant is not required to repatriate funds obtained from the sale of shares or the receipt of any dividends. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
If the Participant’s aggregate investments held outside of Chile meets or exceeds US$5,000,000 (including the investments made under the Plan), the Participant must report the status of such investments quarterly to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Please note that exchange control regulations in Chile are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to exercising the Option or receiving proceeds from the sale of shares acquired upon exercise of the Option.
Annual Tax Reporting Obligation. The Chilean Internal Revenue Service (“CIRS”) requires Chilean residents to report the details of their foreign investments on an annual basis. Foreign investments include Shares acquired under the Plan. Further, if the Participant wishes to receive a credit against his or her Chilean income taxes for any taxes paid abroad, the Participant must also report the payment of taxes abroad to the CIRS. These reports must be submitted electronically through the CIRS website at www.sii.cl in accordance with applicable deadlines. In addition, shares acquired upon exercise of the Option must be registered with the CIRS’s Foreign Investment Registry.
CHINA
Terms and Conditions
The following provisions apply to People's Republic of China ("PRC") nationals and any other individuals who are subject to exchange control requirements in China, as determined by the Company in its sole discretion:
Restriction on Exercisability. Notwithstanding any provision of the Agreement or the Plan, the Participant will not be permitted to exercise his or her Option until and unless the necessary approvals for the Plan have been obtained from the State Administration of Foreign Exchange (“SAFE”) and remain in place, as determined by the Company in its sole discretion.

Method of Exercise. Notwithstanding anything to the contrary in the Agreement or the Plan, due to exchange control laws in China, the Participant will be required to exercise his or her Option using the cashless sell-all exercise method pursuant to which all shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. The Company reserves the right to provide additional methods of exercise depending on the development of local law.
No Deemed Exercise. Section 5(b) of the Agreement shall not apply to the Participant, unless otherwise determined by the Committee. Instead, any portion of the Option that remains outstanding as of the Expiration Date shall expire and be forfeited as of such date.
Exchange Control Requirements. The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate the cash proceeds from the cashless exercise of the Option to China. The Participant further understands that, under local law, such repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or any other subsidiary corporation or affiliate of the Company, and the Participant hereby consents and agrees that any proceeds from the sale of shares may be transferred to such special account prior to being delivered to the Participant.
The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to the Participant in U.S. dollars, the Participant understands that the Participant will be required to set up a U.S. dollar bank account in China (if he or she has not already done so) and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, the Company is under no obligation to secure any particular exchange conversion rate and/or conversion date and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the shares are sold or dividends are received and the time the proceeds are distributed through any such special exchange account. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Post-Termination Exercise Period. This provision modifies Section 2 of the Agreement:
Notwithstanding the post-termination exercise periods set forth in the Agreement, to comply with local exchange control requirements, Participant will be required to exercise the Option within the lesser of (1) the period set forth in the Agreement, and (2) three (3) months after termination of employment or service, regardless of the reason for termination. The Company reserves the right to allow for a longer exercise period depending on the development of local law.
Additional Restrictions. The Option will not vest nor become exercisable, and the Shares will not be issued at exercise, unless the Company determines that such vesting, exercise and the issuance of Shares comply with all relevant provisions of law. Further, the Company is under no obligation to allow the exercise of the Option and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time the Participant exercises the Option.
Notifications
Exchange Control Information. Chinese residents may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents.
CZECH REPUBLIC
Notifications
Exchange Control Information. The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the Option and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor prior to the exercise of the Option and the sale of Shares to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.
FRANCE
Terms and Conditions

Language Consent. By accepting the Option, the Participant confirms having read and understood the documents relating to this grant (the Plan, the French Plan (defined below), this Agreement and the Appendices) which were provided in English language. The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution, le Participant confirme ainsi avoir reçu lu et compris les documents relatifs à cette attribution (le Plan, le Plan Français (défini ci-dessous), le Contrat et les Annexes) qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.
The following terms and conditions apply to French-qualified options granted on or after September 28, 2012. The terms and conditions applicable to French-qualified options granted before this date differ and the Participant is advised to consult with his or her personal tax advisor in this regard.
French-Qualified Option Under the French Plan. The Option is granted under the Sub-Plan for Option Grants to French Optionees (the “French Plan”) and is intended to qualify for favorable tax and social security treatment under Section L. 225‑177 to L. 225‑186‑1 of the French Commercial Code, as amended and in accordance with the relevant provisions set forth by the French tax and social security laws and the French tax and social security administrations. Thus, the terms of the French Plan and the following additional terms shall apply.
The Company does not undertake to maintain the qualified status of the Option. Further, the Participant understands and agrees that the Participant will be responsible for paying personal income tax and his or her portion of social security contributions resulting from the exercise of the Option in the event the Option loses its qualified status and that the Participant will not be entitled to any damages if the Option no longer qualifies as French-qualified Option.
Plan Terms. The Option is subject to the terms and conditions of the Plan and the French Plan. To the extent that any term is defined in both the Plan and the French Plan, for purposes of this grant of the Option, the definitions in the French Plan shall prevail.
Death. This provision modifies Section 2(a) of the Agreement:
If the Participant dies while actively employed by the Company or a subsidiary or affiliate of the Company, pursuant to Section 7 of the French Plan, the Option shall become immediately vested and exercisable in full and may be exercised within six (6) months of the Participant’s death by the executor or administrator of Participant’s estate or any person to whom the Option is transferred by will or the laws of descent and distribution. Any portion of the Option that is not exercised within six (6) months following the date of the Participant’s death shall terminate and be forfeited.
Shares Acquired at Exercise of the Option. The Company may require that the shares acquired upon exercise remain with an appointed broker until their sale.
No Deemed Exercise. Section 5(b) of the Agreement shall not apply to the Participant, unless otherwise determined by the Committee. Instead, any portion of the Option that remains outstanding as of the Expiration Date shall expire and be forfeited as of such date.
Notifications
Foreign Asset/Account Reporting Information. French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing their annual tax returns. The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations.
GERMANY
Notifications

Exchange Control Information. If the Participant remits funds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the German Federal Bank (Bundesbank). The Participant is responsible for the reporting obligation and should file the report ("Allgemeine Meldeportal Statistik") electronically by the fifth day of the month following the month in which the payment is made. A copy of the report can be accessed via the Bundesbank’s website at www.bundesbank.de and is available in both German and English.

GREECE
Notifications
Exchange Control Information. If the Participant exercises his or her Option through a cash exercise, withdraws funds from a bank in Greece and remits those funds out of Greece, certain exchange control restrictions may apply. However, because exchange control regulations may change without notice, the Participant should consult with his or her legal advisor to ensure compliance with current regulations. It is the Participant’s responsibility to comply with Greek exchange control laws.
HONG KONG
Terms and Conditions
Sale Restriction. Shares received at exercise are accepted as a personal investment. Notwithstanding anything contrary in the Agreement or the Plan, in the event the Option vests and the Participant or his or her heirs and representatives exercise the Option such that shares are issued to the Participant or his or her heirs and representatives within six months of the Grant Date, the Participant agrees that the Participant or his or her heirs and representatives will not offer to the public or otherwise dispose of any shares acquired prior to the six-month anniversary of the Grant Date.
Notifications
Securities Law Information: Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of this document, he or she should obtain independent professional advice. The Option and shares acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its subsidiaries or affiliates. The Plan, the Agreement, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Option is intended only for the personal use of each eligible employee of the Employer, the Company or any subsidiary corporation or affiliate of the Company and may not be distributed to any other person.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
INDIA
Terms and Conditions
Method of Exercise. Notwithstanding anything to the contrary in the Plan or the Agreement, due to legal restrictions in India, the Participant will not be permitted to pay the exercise price by a “sell-to-cover” exercise (i.e., where Shares subject to the Option will be sold immediately upon exercise and the proceeds of the sale will be remitted to the Company to cover the exercise price for the purchased shares and any Tax-Related Items or Fringe Benefit Tax withholding). The Company reserves the right to permit this method of payment depending on the development of local law.
Notifications
Exchange Control Information. Indian residents are required to repatriate to India all proceeds received from the sale of Shares within 90 days of receipt and any dividends paid on such shares within 180 days of receipt, or within such other period of time as may be required under applicable regulations. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Participant’s annual tax return. The Participant is responsible for complying with this reporting obligation and is advised to confer with his or her personal tax advisor in this regard.
INDONESIA
Terms and Conditions

Method of Exercise. The following provision supplements Section 5 of the Agreement:
Due to regulatory requirements, the Participant understands that the Participant will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Participant understands that the Participant needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. The Participant will not be permitted to hold shares after exercise. Depending on the development of local laws or the Participant’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
Notifications
Exchange Control Information. Indonesian residents must provide the Indonesian central bank, Bank Indonesia, with information on foreign exchange activities in an online monthly report no later than the fifteenth day of the following month.
If the Participant remits funds into or out of Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. Although the bank through which the transaction is made is required to make the report, the Participant must complete a “Transfer Report Form.”
IRELAND
Notifications
Director Notification Obligation. If the Participant is a director, shadow director or secretary of the Company’s Irish subsidiary or affiliate, and his or her interest in the Company represents more than 1% of the Company’s voting share capital, the Participant must notify the Irish subsidiary or affiliate in writing of his or her interest in the Company (e.g., shares acquired under the Plan, etc.), if the Participant becomes aware of the event giving rise to the notification requirement, or if the Participant becomes a director or secretary, if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).
ISRAEL
Terms and Conditions
Method of Exercise. The following provision supplements Section 5 of the Agreement:
The Participant understands that the Participant will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Participant understands that the Participant needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. The Participant will not be permitted to hold shares after exercise. Depending on the development of local laws or the Participant’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
Notifications
Securities Law Information. This offer of the Option does not constitute a public offering under the Securities Law, 1968.
ITALY
Terms and Conditions
Method of Exercise. The following provision supplements Section 5 of the Agreement:
Due to regulatory requirements, the Participant understands that the Participant will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Participant understands that the Participant needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. The Participant will not be permitted to hold shares after exercise. Depending on the development of local laws or the Participant’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
No Deemed Exercise. Section 5(b) of the Agreement shall not apply to the Participant, unless otherwise determined by the Committee. Instead, any portion of the Option that remains outstanding as of the Expiration Date shall expire and be forfeited as of such date.
Data Privacy Notice. This provision replaces Section 2 of Appendix A:
The Participant understands that the Company and the Employer, as a data processor of the Company, may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any subsidiary or affiliate, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and legislation.
The Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.
The Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data will be transferred to E*TRADE Corporate Financial Services, Inc. and any other affiliated companies (“E*TRADE”) assisting the Company with the management and administration of the Plan. The Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Participant further understands that the Company and its subsidiaries or affiliates will transfer Personal Data amongst themselves and to E*TRADE as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, including countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its content, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights the Participant should address the Data Controller as defined in the employee privacy policy. Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.
Plan Document Acknowledgment. By accepting the Option, the Participant acknowledges that he or she has received a copy of the Plan and this Agreement and has reviewed the Plan and this Agreement in their entirety and fully accepts all provisions thereof. The Participant further acknowledges that he or she has read and specifically and expressly approves (a) the following provisions of the Agreement: Section 2: Termination of Employment or Service; Section 3: Rights as a Shareholder; Section 4: Clawback; Section 5(a): Method of Exercise of Option; Section 7: Responsibility for Taxes; Section 10: Additional Company Provisions; and (b) the following provisions of Appendix: (i) Section 1: Nature of Grant; (ii) Section 3: Language; and (iii) all provisions for Italy in this Appendix.
Notifications

Foreign Asset/Account Reporting Information. If the Participant holds investments abroad or foreign financial assets (e.g., cash and shares acquired under the Plan) that may generate income taxable in Italy, the Participant is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Participant if the Participant is the beneficial owner of the investments, even if the Participant does not directly hold investments abroad or foreign assets.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Such tax is currently levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., shares acquired under the Plan) assessed at the end of the calendar year. No tax payment duties arise if the value of the foreign assets held abroad does not exceed €6,000.
JAPAN
Notifications
Exchange Control Information. If the Participant acquires Shares valued at more than ¥100 million in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance (the “MOF”) through the Bank of Japan within 20 days of the acquisition.
In addition, if the Participant pays more than ¥30 million in a single transaction for the purchase of shares when the Participant exercises the Option, the Participant must file a Payment Report with the MOF through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan. Please note that a Payment Report is required independently from a Securities Acquisition Report. Therefore, the Participant must file both a Payment Report and a Securities Acquisition Report if the total amount that the Participant pays in a single transaction for exercising the Option and purchasing the shares exceeds ¥100 million.
Foreign Asset/Account Reporting Information. The Participant will be required to report details of any assets held outside of Japan as of December 31 (including the shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of his or her outstanding Option, as well as the shares, in the report.
KOREA
Notifications
Exchange Control Information. If the Participant remits funds out of Korea to pay the exercise price, the remittance of funds must be confirmed by a foreign exchange bank in Korea. The Participant should submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application: (i) the Agreement; (ii) the Plan; and (iii) his or her certificate of employment. This confirmation is an automatic procedure (i.e., the bank does not need to approval the remittance and the process should not take more than a single day). This confirmation is not necessary if the Participant pays the exercise price through any form of payment whereby some or all of the Shares purchased upon exercise of the Option are sold to pay the exercise price, because in this case there is no remittance of funds out of Korea.
Korean residents who realize US$500,000 or more from the sale of Shares or the receipt of any dividends in a single transaction before July 18, 2017 are required to repatriate the proceeds to Korea within three years of receipt.
Foreign Asset/Account Reporting Information. The Participant must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end during a calendar year. The Participant should consult with his or her personal tax advisor to determine any personal reporting obligations.

MALAYSIA
Terms and Conditions
Data Privacy. This provision replaces Section 2 of Appendix A:

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Agreement and any other Plan participation materials by and among, as applicable, the Employer, the Company and any affiliates or any third parties authorized by same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.
The Participant may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Participant’s participation in the Plan, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Peserta dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan mana-mana Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.
Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya , alamat rumah dan nombor telefon, alamat emel, tarikh lahir, insurans sosial, nombor pasport atau pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Peserta dalam Pelan, butir-butir semua opsyenatau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Peserta yang belum diselesaikan (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

The Participant also authorizes any transfer of Data, as may be required, to E*TRADE Corporate Financial Services, Inc. or such other stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any shares acquired upon exercise of the Option are deposited. The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are Mari McBurney, 30 Pasir Panjang Rd #10-31/32, 117440, Singapore; +65 6216 7812; mari.mcburney@nike.com. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future stock options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

Peserta juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada E*TRADE Corporate Financial Services, Inc. atau pembekal perkhidmatan pelan saham yang lain sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang mendepositkan syer-syer yang diperolehi melalui pelaksanaan Opsyen. Peserta mengakui bahawa penerima-penerima ini mungkin berada di negara Peserta atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Peserta faham bahawa dia boleh meminta senarai nama dan alamat mana-mana individu atau parti yang mungkin akan menjadi penerima Data dengan menghubungi wakil sumber manusia tempatannya. Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut. Peserta faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta faham bahawa dia boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya, di mana butir-butir hubungannya adalah Mari McBurney, 30 Pasir Panjang Rd #10-31/32, 117440, Singapore; +65 6216 7812; mari.mcburney@nike.com. Selanjutnya, Peserta memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satu-satunya akibat jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan opsyen saham pada masa depan atau anugerah ekuiti lain kepada Peserta atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Peserta faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Peserta fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

Director Notification Obligation. If the Participant is a director of the Company’s Malaysian subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Participant receives or disposes of an interest (e.g., an Option, shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO
Terms and Conditions
No Entitlement or Claims for Compensation. This provision supplements Section 1 of Appendix A:

By accepting the Option, the Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One Bowerman Drive, Beaverton OR, 97005, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the Participant’s case, the acquisition of Shares does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis, nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the Option, the Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by accepting the Option, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 1 of Appendix A, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its parent, subsidiaries and affiliates are not responsible for any decrease in the value of the shares underlying the Option.
Finally, the Participant hereby declares that he or she does do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its parent, subsidiaries and affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Renuncia de Derecho o Demandas para Compensación. Estas disposiciones complementan el Apartado 1 del Apéndice A:
Al aceptar la Opción, el Participante manifiesta que entiende y está de acuerdo de que cualquier modificación del Plan or del Acuerdo o su terminación no constituye un cambio o desmejora de los términos y las condiciones del empleo.
Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en One Bowerman Drive, Beaverton OR, 97005, EE.UU., es la única responsable por la administración del Plan y la participación en el mismo y, en el caso del Participante, la adquisición de Acciones no establece, de forma alguna, una relación de empleo entre el Participante y la Compañía, ya que la participación en el Plan por parte del Participante es completamente comercial así como tampoco establece ningún derecho entre el Participante y el Empleador.
Reconocimiento del Documento del Plan. Al aceptar la Opción, el Participante reconoce que ha recibido copias del Plan, que harevisado el Plan y el Acuerdo en su totalidad y que entiende y acepta las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al aceptar la opción el Participante reconoce que ha leído y que aprueba específica y expresamente los términos y condiciones contenidos en el Apartado 1 en el Apéndice A, en lo cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su sociedad controlante, subsidiarias o filiales no son responsables por cualquier disminución en el valor de las acciones en relación con la Opción.
Finalmente, por medio de la presente, el Participante declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y, por lo tanto, otorga el más amplio finiquito al Empleador, así como a la Compañía y su sociedad controlante, subsidiarias o filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

NETHERLANDS
Terms and Conditions

Labor Law Acknowledgment. By accepting the Option, the Participant acknowledges that the Option is intended as an incentive for the Participant to remain employed with the Employer and is not intended as remuneration for labor performed.
PHILIPPINES
Notifications

Securities Law Information. The sale or disposal of Shares acquired under the Plan may be subject to certain restrictions under Philippine securities laws. Those restrictions should not apply if the offer and resale of Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange.

POLAND
Notifications
Exchange Control Information. If the Participant transfers funds in excess of €15,000 (or PLN15,000, if such transfer of funds is connected with business activity of an entrepreneur) into or out of Poland in connection with the purchase or sale of shares acquired upon exercise of the Option, the funds must be transferred via a bank in Poland. The Participant is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.
Further, if the Participant holds shares acquired upon exercise of the Option and/or maintains a bank or brokerage account abroad, the Participant will have reporting duties to the National Bank of Poland if the total value of securities and cash held in such foreign accounts exceeds PLN7 million. The Participant must file such reports on the transactions and balances of the accounts on a quarterly basis. The Participant should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting duties.
PORTUGAL
Terms and Conditions

Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).

Notifications
Exchange Control Information. If the Participant holds shares purchased upon exercise of the Option, the acquisition of shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Participant’s behalf. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, the Participant is responsible for submitting the report to the Banco de Portugal.
RUSSIA
Terms and Conditions

U.S. Transaction and Sale Restrictions. Any Shares issued upon exercise of the Option shall be delivered to the Participant through a brokerage account in the U.S. The Participant may hold the shares in his or her brokerage account in the U.S.; however, in no event will the shares issued to the Participant and/or share certificates or other instruments be delivered to the Participant in Russia. The Participant is not permitted to make any public advertising or announcements regarding the Option or shares in Russia, or promote these shares to other Russian legal entities or individuals, and the Participant is not permitted to sell or otherwise dispose of the shares directly to other Russian legal entities or individuals. The Participant is permitted to sell shares only on the New York Stock Exchange and only through a U.S. broker.

Notifications

Securities Law Information. This Agreement, the Plan and all other materials that the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Please note that, under the Russian law, the Participant is not permitted to sell the Company’s shares directly to other Russian individuals and the Participant is not permitted to bring share certificates into Russia.

Exchange Control Information. In order to perform a cash exercise of the Option, the Participant must remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if the Participant uses a cashless method of exercise, such that there is no remittance of funds out of Russia.
Under exchange control regulations, within a reasonably short time after sale of the shares acquired upon exercise of the Option, the Participant must repatriate the sale proceeds to Russia. Such sale proceeds must be initially credited to the Participant through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.
However, starting January 1, 2018, cash proceeds from the sale of Shares listed on a foreign exchange on the legally approved list (e.g., the New York Stock Exchange) also can be paid directly to the Participant’s foreign bank account opened with a bank located in Organisation for Economic Cooperation Development (“OECD”) or Financial Action Task Force (“FATF”) countries. Further, the repatriation requirement does not apply to dividends paid on Shares, which can be deposited directly into a foreign bank or brokerage account opened with a foreign brokerage firm or bank located in OECD or FATF countries.
Labor Law Information. If the Participant continues to hold Shares acquired at exercise of the Option after an involuntary termination of employment, the Participant may not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Legislation Information. Under anti-corruption laws, individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including shares acquired under the Plan). The Participant is strongly advised to consult with his or her personal legal advisor to determine whether the regulation applies to the Participant.
SINGAPORE
Notifications
Securities Law Information. The Options were granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that his or her Options are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Options unless such sale or offer in Singapore is made (i) after six months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the condition of, any other applicable provisions of the SFA.
Chief Executive Officer and Director Notification Obligation. If the Participant is the chief executive officer, a director, associate director or shadow director of a Singapore subsidiary of the Company, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean subsidiary in writing when the Participant receives an interest (e.g., Options, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Participant must notify the Singapore subsidiary when the Participant sells shares of the Company or any related company (including when the Participant sells shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two business days of becoming the chief executive officer or a director.

SOUTH AFRICA
Terms and Conditions
Securities Law Acknowledgement. In compliance with South African Securities Law, the Participant acknowledges that he or she has been notified that the documents listed below are available for review online as follows:
1.    a copy of the Company’s most recent Annual Report (Form 10-K), and
2.    a copy of the Company’s most recent Plan Prospectus.
The Participant acknowledges that he or she may have copies of the above documents provided to him or her, at no charge, on request on the Company’s website at http://investors.nike.com.
Responsibility for Taxes. The following provision supplements Section 7 of the Agreement:
By accepting the Option, the Participant agrees that, immediately upon exercise of the Option, he or she will notify the Employer of the amount of any gain realized. If the Participant fails to advise the Employer of the gain realized upon exercise, he or she may be liable for a fine. The Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld.
Tax Clearance Certificate for Cash Exercises. If the Participant exercises the Option using a cash exercise method, the Participant must obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Participant must renew this Tax Clearance Certificate every twelve months, or such other period as may be required by the SARS. If the Participant exercises by a cashless exercise method whereby no funds are remitted out of South Africa, no Tax Clearance Certificate is required.
Notifications
Exchange Control Information. To participate in the Plan, the Participant must comply with exchange control regulations in South Africa and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws.
Under current South African exchange control regulations, the Participant may invest a maximum of ZAR11,000,000 in offshore investments, including Shares. The first ZAR1,000,000 annual discretionary allowance requires no prior authorization. The next ZAR10,000,000 requires tax clearance. This limit does not apply to non‑resident employees. It is the Participant’s responsibility to ensure that he or she does not exceed this limit. The Participant should note that this is a cumulative allowance and that his or her ability to remit funds for the purchase of the shares will be reduced if the Participant’s foreign investment limit is utilized to make a transfer of funds offshore that is unrelated to the Plan. If the Participant wishes to exercise his or her Option through a cash purchase exercise and the ZAR11,000,000 limit would be exceeded upon the exercise of the Option, the Participant may still transfer funds for payment of the shares provided that he or she immediately sells the shares and repatriates the full proceeds to South Africa. There is no repatriation requirement on the sale proceeds if the ZAR11,000,000 limit is not exceeded. If the Participant exercises the Option using a cashless exercise, the value of the shares thus purchased will not be counted against the Participant’s offshore investment allowance.
The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa; as such regulations are subject to frequent change. The Participant is responsible for ensuring compliance with all exchange control laws in South Africa.
SPAIN
Terms and Conditions
Nature of Grant. This provision supplements Section 1 of Appendix A:
In accepting the Option, the Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock options under the Plan to individuals who may be employees of the Company or a subsidiary or affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any subsidiary or affiliate. Consequently, the Participant understands that the Option is granted on the assumption and condition that the Option and any shares acquired upon exercise of the Option are not part of any employment contract (either with the Company or any subsidiary or affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the Option would not be granted to the Participant but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.
This Option is a conditional right to Shares and can be forfeited in the case of, or affected by, the Participant’s termination of employment. This will be the case, for example, even if (1) the Participant is considered to be unfairly dismissed without good cause; (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates employment due to a change of work location, duties or any other employment or contractual condition; (4) the Participant terminates employment due to unilateral breach of contract of the Company or any of its subsidiaries; or (5) the Participant’s employment terminates for any other reason whatsoever, except for reasons specified in the Agreement. Consequently, upon termination of the Participant’s employment for any of the reasons set forth above, the Participant may automatically lose any rights to the unvested Options granted to him or her as of the date of the Participant’s termination of employment, as described in the Plan and the Agreement.
Notifications
Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Options. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Exchange Control Information. The Participant must declare the acquisition and sale of shares to the Dirección General de Comercio y Inversiones (the “DGCI”) for statistical purposes. Because the Participant will not purchase or sell the shares through the use of a Spanish financial institution, the Participant must make the declaration himself or herself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares are owned.

Further, the Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Foreign Asset/Account Reporting Information. To the extent that the Participant holds shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than €20,000.
SRI LANKA
Terms and Conditions
Settlement of Option. Due to local regulatory requirements, notwithstanding anything to the contrary in the Agreement or the Plan, the Participant will not receive any Shares upon exercise of the Option. Instead, the Participant will receive a cash payment equal to the fair market value of the Shares on the date of exercise less the aggregate exercise price. The Company reserves the right to provide the Participant with other methods of settlement depending on the development of local law.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
Notifications

Securities Law Information. The grant of the Option is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland. Neither this document nor any other material related to the Option constitutes a prospectus as such term is understood pursuant to Article 652a of the Swiss Code of Obligations, and neither this document nor any other materials related to the Option may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Option has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).
TAIWAN
Terms and Conditions
Data Privacy. This provision supplements Section 2 of Appendix A:
The Participant hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in this Agreement and by participating in the Plan, the Participant agrees to such terms. In this regard, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands he or she will not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.
Notifications
Securities Law Information. The Option and the Shares underlying the Option are available only for employees of the Company and its subsidiaries and affiliates. It is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock and the receipt of any dividends) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
If the transaction amount is US$500,000 or more, the Participant may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Notifications
Exchange Control Information. If the Participant remits funds out of Thailand to exercise his or her Option, it is the Participant’s responsibility to comply with applicable exchange control laws. Under current exchange control regulations, Participant may remit funds out of Thailand up to US$1,000,000 per year to purchase shares (and otherwise invest in securities abroad) by submitting an application to an authorized agent, (i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency). The application includes the Foreign Exchange Transaction Form, a letter describing the Option, a copy of the Plan and related documents, and evidence showing the nexus between the Company and the Employer. If the Participant uses a cashless method of exercise that does not involve remitting funds out of Thailand, this requirement does not apply.
When the Participant sells shares issued upon exercise of the Option or receives dividends, the Participant must immediately repatriate the cash proceeds to Thailand, and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of the Participant’s proceeds in a single transaction exceeds US$50,000, the Participant must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If the Participant fails to comply with these obligations, the Participant may be subject to penalties assessed by the Bank of Thailand.
The Participant should consult his or her personal advisor prior to taking any action with respect to remittance of cash proceeds into Thailand. The Participant is responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY
Notifications
Securities Law Information. By accepting the Option, the Participant understands and agrees that he or she is not permitted to sell any Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “NKE” and the shares may be sold through this exchange.
Exchange Control Information. The Participant likely will be required to engage a Turkish financial intermediary to assist with the purchase of shares upon exercise of the Option, if the Participant uses a cash exercise method, and the subsequent sale of shares acquired under the Plan. As the Participant is solely responsible for complying with the financial intermediary requirements and because the application of the requirements to participation in the Plan is uncertain, the Participant should consult his or her personal legal advisor prior to exercising the Option or selling any shares to ensure compliance.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. The offer of Options under the Plan is made only to certain employees who meet the eligibility requirements in the Plan, and constitutes an “exempt personal offer” of equity incentives to employees in the United Arab Emirates. The Agreement, the Plan, and other incidental communication materials are intended for distribution only to employees and must not be delivered to, or relied on, by any other person.
The Emirates Securities and Commodities Authority and/or the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. The Ministry of Economy, the Dubai Department of Economic Development, the Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Securities Authority, depending on the employee’s location in the United Arab Emirates, have not approved this statement, the Plan, the Agreement or any other documents the Participant may receive in connection with the Option or taken steps to verify the information set out therein, and have no responsibility for such documents.
If the Participant does not understand the contents of the Agreement or the Plan, the Participant should consult his or her personal financial advisor.
UNITED KINGDOM
Terms and Conditions
UK Sub-Plan. The Option is granted under the Rules of the UK Sub-Plan to the NIKE, Inc. Stock Incentive Plan (the “UK Sub-Plan”). By accepting this Option grant, the Participant agrees to all of the terms and conditions of the Option grant, including the UK Sub-Plan. However, if the value at grant of the shares underlying the Option, when combined with the value of the shares underlying other outstanding Options granted under the UK Sub-Plan and held by the Participant, exceeds £30,000, then the number of shares in excess of the threshold will not be subject to the terms applicable to Options granted under the UK Sub-Plan and will not be considered qualified for UK tax purposes.
The following specific modifications to the Agreement apply in relation to the Option granted under the UK Sub-Plan:
Section 5. No adjustment to the Option granted under the UK Sub-Plan shall take effect until it has been approved by HM Revenue and Customs (“HMRC”).
Section 6.1.1. The Option granted under the UK Sub-Plan may be exchanged for shares of a surviving or acquiring corporation only in circumstances where the requirements of paragraphs 26 and 27 of Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 are satisfied.
Section 7. The NIKE, Inc. Policy for Recoupment of Incentive Compensation shall not apply to any shares acquired pursuant to the Option granted under the UK Sub-Plan.
No Deemed Exercise. Section 5(b) of the Agreement shall not apply to the Participant, unless otherwise determined by the Committee. Instead, any portion of the Option that remains outstanding as of the Expiration Date shall expire and be forfeited as of such date.

Responsibility for Taxes. The following provision supplements Section 7 of the Agreement:
Without limitation to Section 7 of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HMRC (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and employee national insurance contributions (“NICs”) may be payable. The Participant agrees to report and pay any income tax due on this additional benefit directly to HMRC under the self-assessment regime and to pay the Employer for the value of the employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in Section 7 of the Agreement.
VIETNAM
Terms and Conditions
Method of Exercise. Due to regulatory requirements, the Participant understands that the Participant will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Participant understands that the Participant needs to instruct his or her broker to: (i) sell all of the Shares issued upon exercise; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. The Participant will not be permitted to hold shares after exercise. Depending on the development of local laws or the Participant’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
No Deemed Exercise. Section 5(b) of the Agreement shall not apply to the Participant, unless otherwise determined by the Committee. Instead, any portion of the Option that remains outstanding as of the Expiration Date shall expire and be forfeited as of such date.
Exchange Control Restrictions. All cash proceeds from the sale of shares as described above must be immediately repatriated to Vietnam. Such repatriation of proceeds may need to be effectuated through a special exchange control account established by the Company or its subsidiary or affiliate, including the Employer. By accepting the Option, the Participant consents and agrees that the cash proceeds may be transferred to such special account prior to being delivered to the Participant.